Exhibit 10.1

WARRANT TERMINATION AGREEMENT

This WARRANT TERMINATION AGREEMENT (this “Agreement”) is entered into as of October 22, 2026 (the “Effective Date”), by and between AMASS Brands Inc., a Delaware corporation (“Company”), and Streeterville Capital, LLC, a Utah limited liability company (“Investor”).

RECITALS

A.      Company and Investor are parties to that certain Securities Purchase Agreement dated March 17, 2026 (as amended, the “Purchase Agreement”).

B.      Pursuant to the Purchase Agreement, Company issued to Investor that certain Warrant to Purchase Shares of Common Stock dated April 7, 2026, initially exercisable for up to 3,500,000 shares of Company’s common stock (the “Common Stock”) (as amended, the “Warrant”).

C.      Company and Investor desire to terminate the Warrant in its entirety on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows. Capitalized terms used but not defined herein have the meanings given in the Warrant.

AGREEMENT

1.      Termination. Effective as of the Effective Date, the Warrant is terminated in its entirety and cancelled, and is of no further force or effect. From and after the Effective Date, Investor has no right to exercise the Warrant, in whole or in part, or to receive any shares of Common Stock, other securities, cash or property under the Warrant.

2.      No Consideration Due. The parties acknowledge that no payment is due in connection with this termination.

3.     Release. Effective upon the Effective Date, Investor, on behalf of itself and its affiliates, successors and assigns, releases Company from any and all claims, obligations and liabilities arising under the Warrant. This release does not extend to Company’s obligations under this Agreement, the Purchase Agreement (other than with respect to the Warrant), the Certificate of Designation for Company’s Series C Convertible Preferred Stock, or any other Transaction Document.

4.      Effect on Transaction Documents. Except for the termination of the Warrant, the Purchase Agreement and the other Transaction Documents remain unmodified and in full force and effect. References to the Warrant in the Transaction Documents shall have no further effect, except as to rights and obligations that accrued before the Effective Date.

5.      Representations. Each party represents and warrants that it has full power and authority to enter into and perform this Agreement, that this Agreement has been duly authorized, executed and delivered by it, and that this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms. Investor further represents and warrants that it is the sole record and beneficial owner of the Warrant, free and clear of all liens, and has not sold, assigned, pledged or otherwise transferred the Warrant or any interest in it.

6.      Governing Law; Disputes. This Agreement is governed by the governing law, venue and dispute resolution provisions of the Warrant, which are incorporated herein, mutatis mutandis.

7.      Miscellaneous. This Agreement constitutes the entire agreement of the parties with respect to its subject matter. It may be amended only by a writing signed by both parties. Each party shall execute such further documents as are reasonably requested to give effect to this Agreement. This Agreement may be executed in counterparts and delivered by electronic signature or PDF, each of which is deemed an original.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Warrant Termination Agreement as of the Effective Date.

COMPANY:

AMASS BRANDS INC.

By:	/s/ Mark Lynn
Mark Lynn, Chief Executive Officer

INVESTOR:

STREETERVILLE CAPITAL, LLC

By:	/s/ John Fife
John Fife, President

[Signature Page to Warrant Termination Agreement]